UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 14, 2006 (July 12, 2006)

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2950 North Loop West, 7th Floor
Houston, Texas	77092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 683-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 12, 2006, the Company and certain of its subsidiaries entered into a new revolving facilities agreement, referred to as the 2006 revolving credit facilities, which provides for a US revolving facility with a borrowing capacity of $65.0 million, a Canadian revolving facility with a borrowing capacity of $5.0 million and a UK revolving facility with a borrowing capacity of $15.0 million, and terminated its term loan and revolving credit facilities agreement dated March 15, 2004. All of the borrowing capacities under the 2006 revolving credit facilities agreement are subject to borrowing base limitations.

The 2006 revolving credit facilities agreement provides for interest at a rate based upon the ratio of Funded Debt to EBITDA, each as defined in the credit facility, and ranging from, at the Company’s election, (1) a high of the London Interbank Offered Rate (“LIBOR”) plus 2.00% to a low of LIBOR plus 1.00% or (2) a high of a base rate plus 1.00% to a low of a base rate plus 0.00%. The Company will pay commitment fees related to this agreement on the undrawn portion of the facility, depending upon the ratio of Funded Debt to EBITDA, which were calculated at 0.25% at July 12, 2006.

Aggregate borrowings of $18.0 million were outstanding under 2006 revolving credit facilities at July 12, 2006, which bore interest at an average rate of 8.25%. The Company prepaid $1.8 million of the 2004 term loan and revolving credit facilities on July 12, 2006. The Company had letters of credit outstanding under the 2004 term loan and revolving credit facilities of $9.3 million at that date, which became outstanding under the 2006 revolving credit facilities agreement. Fees related to these letters of credit were approximately 1.0% of the outstanding balance at July 12, 2006. These letters of credit support contract performance and warranties and expire at various dates through April 2008.

The 2006 revolving credit facilities agreement is secured by a first lien or first priority security interest in or pledge of substantially all of the assets of the borrowers and certain subsidiaries, including accounts receivable, inventory, equipment, intangibles, equity interests in US subsidiaries, 66 1/3% of the equity interest in active, non-US subsidiaries and interests in certain contracts. Assets of the Company and its active US subsidiaries secure the US, Canadian and UK revolving facilities, assets of the Company’s Canadian subsidiary also secure the Canadian facility and assets of the Company’s UK subsidiaries also secure the UK facility. The US facility is guaranteed by each US subsidiary of the Company, while the Canadian and UK facilities are guaranteed by NATCO Group Inc., each of its US subsidiaries and the Canadian subsidiary or the UK subsidiaries, as applicable.

The 2006 revolving credit facilities agreement contains restrictive covenants including, among others, those that limit the amount of Funded Debt to EBITDA, impose a minimum fixed charge coverage ratio and impose a minimum net worth requirement. Pursuant to the 2006 revolving credit facilities, the borrowers are not permitted to make any distributions of any property or cash to their respective stockholders other than dividends required under the Company’s Series B Preferred Stock and certain other dividends not to exceed, in the aggregate, $3 million per year, if certain conditions related to Funded Debt to EBITDA and borrowing capacity are met, or $1.5 million per year, in the aggregate, if such conditions are not met.

A copy of the 2006 revolving credit facilities agreement is attached to this report as Exhibit 10.1, and is incorporated into this item by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure under Item 1.01 above, which is incorporated into this item by reference.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on July 13, 2006 announcing execution of the 2006 revolving credit facilities agreement. A copy of this press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Description
10.1

Loan Agreement dated as of July 12, 2006 among NATCO Group Inc., as US Borrower, NATCO Canada, Ltd., as Canadian Borrower, Axsia Group Limited, as UK Borrower, Wells Fargo Bank, National Association, as US Agent and Lead Arranger, HSBC Bank Canada, as Canadian Agent, HSBC Bank PLC, as UK Borrower, Bank of America, N.A., as Syndications Agent, and the other lenders now or hereafter parties thereto

99.1	Press release dated July 13, 2006, announcing execution of the 2006 revolving credit facilities agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2006

NATCO Group Inc.

By:	/s/ Richard W. FitzGerald
Richard W. FitzGerald
Senior Vice President & Chief
Financial Officer